UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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Neurologix, Inc.
(Name of Registrant as Specified in its Charter)

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Neurologix, Inc.
One Bridge Plaza
 Fort Lee, New Jersey 07024
DEFINITIVE INFORMATION STATEMENT
NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF
A SPECIAL MEETING OF STOCKHOLDERS
October 20, 2011
THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS OCTOBER 24, 2011.

General

This Information Statement is being furnished to the stockholders of Neurologix, Inc., a Delaware corporation (the “Corporation”), solely for the purpose of informing such stockholders that our Board of Directors (the “Board”) has approved, by unanimous written consent, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on the matters listed below have approved, by Written Consent in Lieu of Meeting (the “Written Consent”), the following:

(i)
the material terms of grants to the Corporation’s new Chief Executive Officer and Chairman of the Board of Directors and new President and Chief Administrative Officer of inducement stock options, outside of the Plan (as hereinafter defined), to purchase the Corporation’s common stock, par value $0.001 per share (“Common Stock”), as further set forth in and pursuant to stand-alone stock option agreements with each executive officer; and

(ii)
an amendment to the Neurologix 2000 Stock Option Plan (the “2000 Stock Option Plan” or the “Plan”) to (a) increase the number of shares of Common Stock available for issuance under the Plan from 8,000,000 to 18,732,896, (b) clarify the definition of “Fair Market Value” and (c) increase the maximum number of options that can be granted to any participant during any calendar year from 3,000,000 to 18,732,896.

This Information Statement is being provided pursuant to the requirements of (i) Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) Section 228(e) of the Delaware General Corporation Law (the “DGCL”), to holders of record of our stock entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement is for informational purposes only, and you need not take any further action in connection with this Information Statement.

This Information Statement is being mailed on or about October 24, 2011, to our stockholders of record as of September 13, 2011 (the “Record Date”). In accordance with Rule 14c-2 under the Exchange Act, the stockholder actions set forth in the Written Consent will become effective twenty (20) calendar days following the mailing of this Information Statement to our stockholders.

The matters described herein are separate and distinct from the proxy solicitation mailed to our stockholders on or about September 28, 2011.

Our principal executive offices are located at One Bridge Plaza, Fort Lee, New Jersey 07024, and our telephone number is (201) 592-6451.

Consenting Stockholders

The Record Date is the date used for the determination of stockholders who would have been entitled to notice of and to vote at a meeting, if the actions in the Written Consent had been taken at a meeting. As of the Record Date, the outstanding number of voting securities of the Corporation was 29,008,479 shares, consisting of 27,997,701 shares of Common Stock, 645 shares of Series A convertible preferred stock, par value $0.10 per share (“Series A Preferred Stock”), 275,235 shares of Series C convertible preferred stock, par value $0.10 per share (“Series C Preferred Stock”), and 734,898 shares of Series D convertible preferred stock, par value $0.10 per share (“Series D Preferred Stock”). Holders of a majority of our outstanding shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, considered as a single class, on an as-converted basis, are permitted, pursuant to Section 228 of the DGCL, to take action pursuant to a written consent. For each share held as of the Record Date, each holder of Common Stock is entitled to one vote per share of Common Stock, each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock, each holder of Series C Preferred Stock is entitled to 22.012579 votes per share of Series C Preferred Stock and each holder of Series D Preferred Stock is entitled to 30.172414 votes per share of Series D Preferred Stock. Because the actions set forth in the Written Consent were approved by stockholders holding a majority of our outstanding shares, on an as-converted basis, no proxies are being solicited with this Information Statement. The consenting stockholders are set forth in the table below. No consideration was paid for their respective consents.

Name	Number of Shares of Common Stock (1)	Percent (2)

Corriente Master Fund, L.P.	12,931,022	23.00%

General Electric Pension Trust	11,310,486	20.11%

Palisade Private Partnership, L.P.	6,801,890	12.10%

Chrysler Group LLC Master Retirement Trust	4,156,877	7.39%

Clark A. Johnson	611,508	1.09%

Totals:	35,811,783	63.69%

(1)	Number of shares is calculated on an as-converted basis as of the Record Date.

(2)	Based upon 56,230,624 shares of Common Stock on an as-converted basis as of the Record Date.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Adrian Adams, the Corporation’s Chief Executive Officer and Chairman of the Board, and Andrew I. Koven, the Corporation’s President, Chief Administrative Officer and a member of the Board, each had a direct interest in the matters approved by the stockholders pursuant to the Written Consent.  Their employment as officers and appointment as directors and their execution of employment agreements and stand-alone stock option agreements, previously approved by the Board, were contingent upon the receipt of the Written Consent.

None of the other persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the matters presented in this Information Statement, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock, whether outright, or through rights to acquire capital stock.

Dissenters' Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Corporation’s stockholders in connection with the matters approved by the Written Consent.

APPROVAL OF GRANTS OF OUT OF PLAN OPTIONS

The Board approved, by unanimous written consent dated September 13, 2011, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on this matter approved, by the Written Consent on September 19, 2011, the material terms of the grants, outside of the Corporation’s 2000 Stock Option Plan (the “Plan”), of stock options to purchase Common Stock to Mr. Adrian Adams and Mr. Andrew I. Koven. Such grants were made in connection with the employment of Mr. Adams as Chief Executive Officer and his appointment as Chairman of the Board and the employment of Mr. Koven as President and Chief Administrative Officer and his appointment as a member of the Board.

On September 19, 2011, Mr. Adams and Mr. Koven were granted 13,660,063 and 9,106,709 options to purchase shares of Common Stock, respectively.  All of the stock options were granted at an exercise price of $0.50 per share pursuant to employment agreements and stand-alone stock option agreements.  Upon the expiration of a 20 calendar day period following the mailing of this Information Statement to our stockholders, such stock options will become exercisable in accordance with their terms.

The stock option grants to Messrs. Adams and Koven are more fully described in the Corporation’s Current Report on Form 8-K, filed with the United States Securities and Exchange Commission (the “SEC”) on September 20, 2011 (the “Form 8-K”) and incorporated herein by reference.  The Form 8-K includes, as exhibits, copies of Messrs. Adams’ and Koven’s respective employment agreements and stand-alone stock option agreements.  Our stockholders may obtain a copy of the Form 8-K (including the exhibits annexed thereto), without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Form 8-K is available on the Corporation’s website located at http://www.neurologix.net.  The Form 8-K will be sent to a requesting stockholder by first class mail within one business day of such request.

Following is summary employment, ownership and compensation information for Messrs. Adams and Koven.

Adrian Adams

Effective September 19, 2011, Adrian Adams was appointed as the Chief Executive Officer of the Corporation and Chairman of the Board. Mr. Adams’ employment agreement provides for a de minimis base salary until the closing of the first tranche of any new funding of equity raised by the Corporation (the “Initial Equity Funding”).  Thereafter, Mr. Adams is eligible to receive an annual base salary of $550,000, subject to annual increases no less than the lesser of five percent and the Federal Consumer Price Index. Mr. Adams has a cash bonus opportunity of up to $150,000 for 2011, subject to the achievement of pre-determined targets set by the compensation committee of the Board.  For 2012 and subsequent calendar years, Mr. Adams will have an annual cash bonus opportunity of up to one year of his base salary with a minimum guaranteed annual cash bonus of twenty-five percent (25%) of one year of his base salary; provided, however, that for 2012, his minimum guaranteed annual cash bonus is $550,000. Mr. Adams’ employment agreement has an initial term of five years, which initial term is subject to automatic renewal for additional one-year periods unless earlier terminated by either the Corporation, on the one hand, or Mr. Adams on the other hand.

In connection with his employment by the Corporation, Mr. Adams was granted an option to purchase 13,660,063 shares of Common Stock at an exercise price of $0.50 per share pursuant to a stand-alone stock option agreement.  1,855,015 of the options granted to Mr. Adams vested on September 19, 2011 (the “Vesting Date”) and 1,855,016 will vest on each of the first, second and third anniversaries of the Vesting Date. Whether the remaining 6,240,000 shares of Common Stock covered by the option grant to Mr. Adams will vest depends upon the timing of, and amounts raised in, certain capital raising transactions and the satisfaction of certain service requirements.  Mr. Adams does not own any other securities of the Corporation.

The vesting of Mr. Adams’ options become accelerated, and such options are exercisable in full, upon the death or disability of Mr. Adams, the non-renewal of his employment term, the termination of his employment by the Corporation without “cause” (as defined in his employment agreement), the termination of his employment by Mr. Adams for “good reason” (as defined in his employment agreement) or a “change of control” (as defined in his employment agreement); provided, that the vesting of the options that were granted contingent upon certain capital raising transactions do not accelerate upon any such event if, at such time, the vesting conditions applicable to such options have not been satisfied.

Andrew I. Koven

Effective September 19, 2011, Andrew I. Koven was appointed as the President and Chief Administrative Officer of the Corporation and a member of the Board. Mr. Koven’s employment agreement provides for a de minimis base salary until the closing of the Initial Equity Funding.  Thereafter, Mr. Koven is eligible to receive an annual base salary of $425,000, subject to annual increases no less than the lesser of five percent and the Federal Consumer Price Index. Mr. Koven has a cash bonus opportunity of up to $125,000 for 2011, subject to the achievement of pre-determined targets set by the compensation committee of the Board.  For 2012 and subsequent calendar years, Mr. Koven will have an annual cash bonus opportunity of up to one year of his base salary with a minimum guaranteed annual cash bonus of twenty-five percent (25%) of one year of his base salary; provided, however, that for 2012, his minimum guaranteed annual cash bonus is $425,000. Mr. Koven’s employment agreement has an initial term of five years, which initial term is subject to automatic renewal for additional one-year periods unless earlier terminated by either the Corporation, on the one hand, or Mr. Koven on the other hand.

In connection with his employment by the Corporation, Mr. Koven was granted an option to purchase 9,106,709 shares of Common Stock at an exercise price of $0.50 per share pursuant to a stand-alone stock option agreement.  1,236,678 of the options to purchase Common Stock granted to Mr. Koven vested on the Vesting Date and 1,236,677 will vest on each on each of the first, second and third anniversaries of the Vesting Date. Whether the remaining 4,160,000 shares of Common Stock covered by the option grant to Mr. Koven will vest depends upon the timing of, and amounts raised in, certain capital raising transactions and the satisfaction of certain service requirements.  Mr. Koven does not own any other securities of the Corporation.

The vesting of Mr. Koven’s options become accelerated, and such options are exercisable in full, upon the death or disability of Mr. Koven, the non-renewal of his employment term, the termination of his employment by the Corporation without “cause” (as defined in his employment agreement), the termination of his employment by Mr. Koven for “good reason” (as defined in his employment agreement) or a “change of control” (as defined in his employment agreement); provided, that the vesting of the options that were granted contingent upon certain capital raising transactions do not accelerate upon any such event if, at such time, the vesting conditions applicable to such options have not been satisfied.

Additional Terms of the Employment Agreements

Their employment agreements provide that Messrs. Adams and Koven will be entitled to receive certain additional non-discounted stock options under the Plan in the event that the equity raised by the Initial Equity Funding, together with all equity fundings that are part of the same transaction or series of transactions as the Initial Equity Funding, meets certain minimum thresholds, as further described in their employment agreements. Further, Messrs. Adams and Koven will be entitled to additional stock options under the Plan to protect them from dilution in the event that the Corporation reaches certain additional equity raise thresholds, as further described in their employment agreements. In addition, their employment agreements provide that Messrs. Adams and Koven will be eligible to participate in and receive annual grants of stock options under the Plan. Any such annual grants will be awarded at the Board’s sole discretion.

The stock options granted to Messrs. Adams and Koven, upon vesting, may be exercised in whole or in part at any time or from time to time prior to the tenth anniversary of the Vesting Date, subject to the earlier termination of such options in the event that the optionee’s employment with the Corporation is terminated under certain circumstances, as further described in the stand-alone stock option agreements and the employment agreements. In the event of a termination of the employment of Messrs. Adams or Koven due to death or disability, a non-renewal of their employment term, a termination by the Corporation without “cause” or a termination by either of them for “good reason”, any unvested options granted on the Vesting Date will vest and may be exercised for a period of 2 years from the occurrence of such event, but not beyond the tenth anniversary of the Vesting Date.

The stock options were granted to Messrs. Adams and Koven without registration under the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(2) of such Act.  No selling commissions were paid in connection with the grant of the stock options on the Vesting Date to Messrs. Adams and Koven.

Messrs. Adams’ and Koven’s employment agreements provide for certain benefits, perquisites and severance, including tax gross-ups in the event that any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code (the “Code”) or penalties under Section 409A of the Code.

Messrs. Adams and Koven’s employment agreements also provide for customary confidentiality, non-competition, non-disparagement and non-solicitation provisions, each as described more fully therein and in the related agreements referred to therein. In connection with their employment, Messrs. Adams and Koven cannot compete with the Corporation during the term of their respective employment and for a one-year period after their respective termination. The non-solicitation covenant extends for one year after their respective termination.  The non-competition and non-solicitation covenants will apply to each of Messrs. Adams and Koven, respectively, only if the Corporation raises equity of at least $40 million, in the aggregate, while such executive is employed by the Corporation.

The employment agreements and stand-alone stock option agreements are more fully described in the Form 8-K and incorporated herein by reference.  Our stockholders may obtain a copy of the Form 8-K (including the exhibits annexed thereto), without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Form 8-K is available on the Corporation’s website located at http://www.neurologix.net.

APPROVAL OF AMENDMENTS TO OUR 2000 STOCK OPTION PLAN

The Plan was originally approved by the stockholders of the Corporation on September 12, 2000.  Any employee, director or consultant of the Corporation or an affiliate of the Corporation is entitled to participate in the Plan. The Board approved, by unanimous written consent dated September 13, 2011, and the holders of a majority of the outstanding securities of the Corporation entitled to vote on this matter approved, by the Written Consent on September 19, 2011, the following amendments to the Plan (the “Amendments”):

(i)
Increasing the number of shares of Common Stock covered by, and reserved for issuance under, the Plan from 8,000,000 shares to 18,732,896 shares, in order to ensure that the Corporation has enough shares of Common Stock to satisfy commitments for additional grants of stock options to Messrs. Adams and Koven, and to provide for future grants of stock options to officers, management and consultants of the Corporation;

(ii)	Clarifying the definition of “Fair Market Value”; and

(iii)	Increasing the maximum number of options that can be granted to any participant during any calendar year from 3,000,000 to 18,732,896.

The Amendments are more fully described in the Form 8-K and incorporated herein by reference. A copy of the Amendments is attached hereto as Exhibit A. Our stockholders may obtain a copy of the Plan, including all current amendments thereto, without charge, by sending a request in writing to the Corporation addressed to Neurologix, Inc., One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or by telephone to (201) 592-6451.  In addition, the Plan is available on the Corporation’s website located at http://www.neurologix.net. Any such materials will be sent to a requesting stockholder by first class mail within one business day of such request.

The following table shows, as of December 31, 2010, and without giving effect  to the Amendments, the number of shares of Common Stock to be issued upon exercise of outstanding options granted under the Plan, the weighted-average exercise price of such stock options and the number of shares of Common Stock available for issuance under the Plan.

	Number of		Number of
	Securities to be		Securities
	Issued Upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options	Outstanding Options,	under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	4,606,833	$ 0.93	2,465,352

NAMED EXECUTIVE INFORMATION

In accordance with Exchange Act rules and regulations following is summary employment, ownership and compensation information for all individuals serving, at any time, during 2009 and 2010, as the Corporation’s principal executive officer and the Corporation’s two most highly compensated executive officers other than the principal executive officer (collectively, the “Named Executives”).  Summary employment, ownership and compensation information for Adrian Adams and Andrew I. Koven, the Corporation’s current Chief Executive Officer and Chairman of the Board, and President and Chief Administrative Officer, respectively, were previously provided in this Information Statement under the heading “APPROVAL OF GRANTS OF OUT OF PLAN OPTIONS”.

Employment Agreements

Clark A. Johnson

           Clark A. Johnson was appointed as President and Chief Executive Officer of the Corporation on March 10, 2010 upon the effectiveness of John E. Mordock’s resignation from such positions. Effective September 19, 2011, Mr. Johnson resigned as President and Chief Executive Officer of the Corporation and as Vice Chairman of the Board. Mr. Johnson did not receive any compensation in connection with his service as the President and Chief Executive Officer of the Corporation and he is not entitled to any severance benefits. Mr. Johnson continues to serve as a member of the Board.

John E. Mordock

Effective March 10, 2010, John E. Mordock resigned as a director and as President and Chief Executive Officer of the Corporation, and, in connection therewith, entered into a separation agreement, dated March 1, 2010, with the Corporation. Pursuant to the separation agreement, Mr. Mordock’s employment agreement, dated August 20, 2009, was terminated, except for the provisions relating to non-competition, non-solicitation, indemnification and confidentiality. Under the separation agreement, the Corporation agreed to pay or provide to Mr. Mordock the severance benefits contained in his employment agreement. Accordingly, in 2010, Mr. Mordock was paid severance of one year of base salary of $275,000 and one year of health, disability and life insurance premiums of approximately $16,000. Also, all 800,000 stock options held by him vested on March 10, 2010, the effective date of his resignation, and expired unexercised on March 10, 2011.

Christine V. Sapan, Ph.D.

Effective July 10, 2006, Dr. Christine V. Sapan, Ph.D., was appointed as Executive Vice President, Chief Development Officer of the Corporation under a letter agreement dated June 23, 2006 and signed by Dr. Sapan on June 27, 2006. Dr. Sapan is eligible to receive a base annual salary and a discretionary annual bonus each year, with a target bonus of 40% of her annual base salary. Dr. Sapan’s base salary for 2011 is $285,000. Dr. Sapan earned a $70,000 bonus in 2010, which was paid to her in the first half of 2011. If Dr. Sapan’s employment is terminated by the Corporation without “Cause” (as defined in her letter agreement), or by Dr. Sapan as a result of a demotion of her position, a diminution in her duties or a “Change of Control” (as defined in the 2000 Stock Option Plan), she will be entitled to receive a lump sum payment of twelve months’ base salary. All of her options shall immediately vest and be exercisable for up to one year following the date of any such termination.

Marc L. Panoff

On January 23, 2006, the Corporation hired Marc L. Panoff as its Chief Financial Officer and Treasurer. Mr. Panoff was also appointed as the Corporation’s Secretary on May 9, 2006. On August 20, 2009, the Corporation entered into an employment agreement with Mr. Panoff, which superseded his prior agreement. The employment agreement, as amended, provides that Mr. Panoff shall be employed by the Corporation until December 4, 2011, shall be entitled to receive a base salary set by the Board and shall be eligible to receive an annual bonus in the discretion of the Board. Mr. Panoff’s base salary for 2011 is $220,000. Mr. Panoff earned a $50,000 bonus in 2010, which was paid to him in the first half of 2011. If Mr. Panoff’s employment is terminated by the Corporation without “Cause” or by Mr. Panoff for “Good Reason” (including a “Change in Control”), as those terms are defined in his employment agreement, he shall be entitled to a lump sum payment equal to one year of base salary. In addition, all of his options shall immediately vest and be exercisable for up to one year following the date of any such termination.

Summary Compensation Table for Named Executives

The following table presents the aggregate compensation for services in all capacities paid by the Corporation and its subsidiaries in respect of the years ended December 31, 2009 and 2010 to the Corporation’s Named Executives. Except as set forth herein, the Named Executives did not receive any compensation from the Corporation during 2009 and 2010.

Name and Principal				Option	Other Annual
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)	Total ($)

John E. Mordock, (2)	2010	$53,881	—	—	$294,754	$348,635
Former President and Chief Executive Officer	2009	275,000	—	$97,687	46,953	419,640
Clark A. Johnson, (3)	2010	—	—	42,693	16,000	58,693
Former President and Chief Executive Officer	2009	—	—	54,271	6,000	60,271
Marc L. Panoff, (4)	2010	203,000	$50,000	62,616	41	315,657
Chief Financial Officer, Treasurer and Secretary	2009	203,000	—	59,698	41	262,739
Christine V. Sapan, Ph.D., (5)	2010	264,000	70,000	62,616	53	396,669
Executive Vice President, Chief Development Officer	2009	264,000	—	59,698	53	323,751

(1)
The amounts in the Option Awards column reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, for awards granted pursuant to the Corporation’s 2000 Stock Option Plan. For assumptions in the valuation of these stock options see the footnotes to the Corporation’s financial statements in its Annual Report on Form 10-K as filed for the fiscal year ended December 31, 2010.

(2)
The amount shown for Mr. Mordock under Option Awards for 2009 relates to 180,000 options granted in 2009, all of which vested on March 10, 2010.  The amount shown for Mr. Mordock under Option Awards for 2010 relates to option expense through March 10, 2010 in connection with prior years’ grants plus the charge for accelerated vesting and the extension of the exercise term for Mr. Mordock’s 800,000 stock options.  The amount shown for Mr. Mordock under Other Annual Compensation for 2010 and 2009 reflects expenses paid by the Corporation for lodging and transportation and the related gross up for taxes on income arising out of such expenses.  The amount shown for Mr. Mordock under Other Annual Compensation for 2010 also reflects certain severance benefits paid by the Corporation to Mr. Mordock in 2010 pursuant to the terms of his employment agreement and described in Mr. Mordock’s separation agreement. See “— Employment Agreements – John E. Mordock.”

(3)
The amount shown for Mr. Johnson under Option Awards for 2009 and 2010 relates to 100,000 options granted in 2009, 1/3 of which vested on each of May 7, 2009, May 7, 2010 and May 7, 2011, and 75,000 options granted in 2010, 1/3 of which vested on each of May 11, 2010 and May 11, 2011, and 1/3 of which will vest on May 11, 2012.  Mr. Johnson did not receive any compensation in 2010 for his service as President and Chief Executive Officer.  The amount shown for Mr. Johnson under Other Annual Compensation is the amount earned by him in his capacity as a director.

(4)
The amount shown for Mr. Panoff under Option Awards for 2009 and 2010 relates to 110,000 options granted in 2009, 1/3 of which vested on each of May 7, 2009, May 7, 2010 and May 7, 2011, and 110,000 options granted in 2010, 1/3 of which vested on each of May 11, 2010 and May 11, 2011, and 1/3 of which will vest on May 11, 2012.  The amount shown for Mr. Panoff under Other Annual Compensation for 2010 and 2009 reflects the dollar value of insurance premiums paid by the Corporation in 2009 and 2010 with respect to life insurance for the benefit of Mr. Panoff.

(5)
The amount shown for Dr. Sapan under Option Awards for 2009 and 2010 relates to 110,000 options granted in 2009, 1/3 of which vested on each of May 7, 2009, May 7, 2010 and May 7, 2011, and 110,000 options granted in 2010, 1/3 of which vested on each of May 11, 2010 and May 11, 2011, and 1/3 of which will vest on May 11, 2012.  The amount shown for Dr. Sapan under Other Annual Compensation for 2010 and 2009 reflects the dollar value of insurance premiums paid by the Corporation in 2009 and 2010 with respect to life insurance for the benefit of Dr. Sapan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to the Named Executives as of December 31, 2010.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

John E. Mordock	65,000		(1)	$1.80	3/10/11
	250,000		(1)	1.30	3/10/11
	125,000		(1)	1.15	3/10/11
	180,000		(1)	0.62	3/10/11
	180,000		(1)	0.65	3/10/11
Clark A. Johnson	10,000			1.50	3/23/14
	30,000			1.94	5/16/15
	30,000			1.80	5/09/16
	30,000			1.15	5/09/17
	30,000			0.62	5/08/18
	66,667	33,333	(2)	0.65	5/07/19
	25,000	50,000	(3)	0.65	5/11/20
Marc L. Panoff	180,000			1.70	1/23/16
	75,000			1.15	5/09/17
	110,000			0.62	5/08/18
	73,333	36,667	(4)	0.65	5/07/19
	36,666	73,334	(5)	0.65	5/11/20
Christine V. Sapan, Ph.D.	250,000			1.20	7/10/17
	75,000			1.15	5/09/17
	75,000			0.62	5/08/18
	73,333	36,667	(6)	0.65	5/07/19
	36,666	73,334	(7)	0.65	5/11/20

(1)
All of Mr. Mordock’s options were vested and fully exercisable as of March 10, 2010 pursuant to the Corporation’s separation agreement with Mr. Mordock. See “— Employment Agreements – John E. Mordock.”

(2)	These 33,333 options vested on May 7, 2011.

(3)	50% of these 50,000 options vested on May 11, 2011 and 50% of these 50,000 options will vest on May 11, 2012.

(4)
These 36,667 options vested on May 7, 2011.  These options vest and are exercisable in full upon termination of Mr. Panoff’s employment by the Corporation without Cause or by Mr. Panoff for Good Reason (including a Change in Control). See “— Employment Agreements – Marc L. Panoff.”

(5)
50% of these 73,334 options vested on May 11, 2011 and 50% of these 73,334 options will vest on May 11, 2012.  All of Mr. Panoff’s options vest and are exercisable in full upon termination of Mr. Panoff’s employment by the Corporation without Cause or by Mr. Panoff for Good Reason (including a Change in Control). See “— Employment Agreements – Marc L. Panoff.”

(6)
These 36,667 options vested on May 7, 2011.  These options vest and are exercisable in full upon termination of Dr. Sapan’s employment by the Corporation without Cause or by Dr. Sapan as a result of a demotion of her position or diminution in her duties or a Change of Control. See “— Employment Agreements – Christine V. Sapan, Ph.D.”

(7)
50% of these 73,334 options vested on May 11, 2011 and 50% of these 73,334 options will vest on May 11, 2012.  All of Dr. Sapan’s options vest and are exercisable in full upon termination of Dr. Sapan’s employment by the Corporation without Cause or by Dr. Sapan as a result of a demotion of her position or diminution in her duties or a Change of Control. See “— Employment Agreements – Christine V. Sapan, Ph.D.”

DIRECTORS’ COMPENSATION
In accordance with Exchange Act rules and regulations, the following table shows compensation of the Corporation’s directors for 2010.  For 2010, the quarterly fixed retainer paid to each director who was not also an employee or paid consultant of the Corporation was $4,000. The Corporation also paid an additional quarterly retainer of $1,000 for directors who served on the Audit Committee and for the Chair of the Compensation Committee. In addition, the Corporation awarded stock option grants of 75,000 shares to each director who was not also an employee or paid consultant of the Corporation, with no additional shares granted for service on the Audit Committee or for the Chair of the Compensation Committee. For 2010, Clark A. Johnson, was paid the same quarterly fixed retainer and granted the same number of stock options that were paid and granted to directors who were neither employees nor consultants of the Corporation. Such compensation was paid to Mr. Johnson in his capacity as a director and in lieu of any compensation for his service as President and Chief Executive Officer. Upon being elected Vice Chairman, Mr. Johnson was granted 100,000 stock options.

Director Compensation

	Fees Earned	Option	All Other
Name	in Cash ($)	Awards ($)(2)	Compensation ($)	Total ($)

Cornelius E. Golding(3)	$20,000	$42,693	—	$62,693
Martin J. Kaplitt, M.D.(4)	—	—	$125,000	125,000
Jeffrey B. Reich, M.D.(5)	20,000	42,693	—	62,693
Elliott H. Singer(6)	23,000	42,693	—	65,693
Reginald L. Hardy(7)	12,000	42,693	—	54,693

(1)
Clark A. Johnson’s compensation for his services as a director is reflected in the table entitled “Summary Compensation Table for Named Executives” and his stock option awards outstanding as of December 31, 2010 are reflected in the table entitled “Outstanding Equity Awards at Fiscal Year-End.” Both such tables are found on the preceding pages of this Information Statement.

(2)
The amounts in the Option Awards column reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, for awards granted pursuant to the Corporation’s 2000 Stock Option Plan. For assumptions in the valuation of these stock options see the footnotes to the Corporation’s financial statements in its Annual Report on Form 10-K as filed for the fiscal year ended December 31, 2010. Aggregate total numbers of stock option awards outstanding, as of December 31, 2010, are shown above.

(3)	Cornelius E. Golding had 258,333 stock option awards outstanding as of December 31, 2010.

(4)
Martin J. Kaplitt, M.D. did not receive any cash retainers or stock option grants as a member of the Board during 2010. In 2010, he was paid $125,000 under the terms of a consulting agreement. Dr. Kaplitt did not have any stock option awards outstanding as of December 31, 2010.

(5)	Jeffrey B. Reich, M.D. had 265,000 stock option awards outstanding as of December 31, 2010.

(6)
Elliott H. Singer was appointed to the Audit Committee on March 23, 2010. For each quarterly period beginning after March 31, 2010, he earned a cash retainer of $1,000 for his service on the Audit Committee. Mr. Singer had 270,000 stock option awards outstanding as of December 31, 2010.

(7)
Reginald L. Hardy was appointed to the Board on February 18, 2010. For each quarterly period beginning after March 31, 2010, he earned a cash retainer of $4,000 for his service as a director. For his service as a director from February 18, 2010 through December 31, 2010, he was granted stock options to purchase 75,000 shares of Common Stock. Mr. Hardy had 75,000 stock option awards outstanding as of December 31, 2010.

RELIABILITY OF INFORMATION

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date of this Information Statement, and the mailing of the Information Statement to stockholders shall not create any implication to the contrary.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one copy of this Information Statement to stockholders who share a single address unless we received contrary instructions from any stockholder at that address.  However, we will deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered.  You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address, and (iii) the address to which the Corporation should direct the additional copy of this Information Statement, to the Corporation at One Bridge Plaza, Fort Lee, New Jersey 07024, Attention: Marc L. Panoff (marcpanoff@neurologix.net), or (b) calling Mr. Panoff at the Corporation at (201) 592-6451.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail to each stockholder at such address a separate copy of future mailings, you may send notification to or call the Corporation in the manner set forth in the preceding paragraph.  Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation in the manner set forth in the preceding paragraph.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ MARC L. PANOFF
Marc L. Panoff
Chief Financial Officer, Secretary and Treasurer
October 20, 2011

EXHIBIT A

2000 STOCK OPTION PLAN – AMENDMENT NO. 5

The 2000 Stock Option Plan of Neurologix, Inc., as amended (the “Plan”), is hereby further amended as follows:

1.	Section 2(m) of the Plan is hereby amended in its entirety to read as follows:

“(m)           “Fair Market Value” on a given date means, except to the extent otherwise provided in an applicable Award agreement, (i) if the Stock is listed or quoted, as the case may be, on a national securities exchange, the National Market System of the National Association of Securities Dealers Automated Quotation System, or the OTC Bulletin Board, the mean between the highest and lowest sale prices reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (ii) otherwise, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service (including regulations under Section 409A of the Code).”

2.	Section 5(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to Section 9, the aggregate number of shares of Stock in respect of which Options may be granted under the Plan is 18,732,896.”

3.	Section 5(d) of the Plan is hereby amended in its entirety to read as follows:

“Subject to Section 9, no person may be granted Options under the Plan during any calendar year with respect to more than 18,732,896 shares of Stock; provided that such number shall be adjusted pursuant to Section 9 and shares otherwise counted against such number, only in a manner which will not cause the Options granted under the Plan to fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.”